UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

BANK OF THE CAROLINAS CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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135 BOXWOOD VILLAGE DRIVE

MOCKSVILLE, NORTH CAROLINA 27028

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2011 Annual Meeting of Shareholders of Bank of the Carolinas Corporation will be held at 2:00 p.m. EDT on Thursday, June 23, 2011, at the Davie County Public Library located at 371 North Main Street, Mocksville, North Carolina.

The purposes of the meeting are:

1.	Election of Directors. To elect 11 directors for one-year terms;

2.	Advisory Vote on Executive Compensation. To vote on a non-binding, advisory proposal to endorse and approve compensation paid or provided to our executive officers and our executive compensation policies and practices;

3.	Ratification of Independent Accountants. To vote on a proposal to ratify the appointment of Turlington and Company, L.L.P., as our independent accountants for 2011; and

4.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

At the Annual Meeting, you may cast one vote for each share of our common stock you held of record on April 29, 2011, which is the “Record Date” for the meeting.

You are invited to attend the Annual Meeting in person. However, if you are the record holder of your shares of our common stock, we ask that you appoint the Proxies named in the enclosed proxy statement to vote your shares for you by signing and returning the enclosed proxy card or following the instructions in the proxy statement to appoint the Proxies by Internet, even if you plan to attend the Annual Meeting. If your shares are held in “street name” by a broker or other nominee, only the record holder of your shares may vote them for you, so you should follow your broker’s or nominee’s directions and give it instructions as to how it should vote your shares. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign a proxy card or appoint the Proxies by Internet, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed proxy statement and form of appointment of proxy are being mailed to our shareholders on or about May 24, 2011.

By Order of the Board of Directors

Stephen R. Talbert
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION IN VOTING YOUR PROXY CARD IS APPRECIATED.

135 BOXWOOD VILLAGE DRIVE

MOCKSVILLE, NORTH CAROLINA 27028

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This proxy statement is dated May 24, 2011, and is being furnished to our shareholders by our Board of Directors in connection with our solicitation of appointments of proxies in the form of the enclosed proxy card for use at the 2011 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the Davie County Public Library located at 371 North Main Street, Mocksville, North Carolina, at 2:00 p.m. EDT on June 23, 2011.

In this proxy statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to Bank of the Carolinas Corporation. Our banking subsidiary, Bank of the Carolinas, is referred to as the “Bank.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 23, 2011:

Copies of this proxy statement and our 2010 Annual Report on Form 10-K are available at www.bankofthecarolinas.com/proxy

Proposals to be Voted on at the Annual Meeting

At the Annual Meeting, record holders of our common stock will consider and vote on proposals to:

¡	elect 11 directors for one-year terms (see “Proposal 1: Election of Directors” on page 8);

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approve a non-binding, advisory resolution to endorse and approve compensation paid or provided to our executive officers and our executive compensation policies and practices (see “Proposal 2: Advisory Vote on Executive Compensation” on page 37);

¡	ratify the appointment of Turlington and Company, L.L.P., as our independent accountants for 2011 (see “Proposal 3: Ratification of Appointment of Independent Accountants” on page 39); and

¡	transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” the election of each of the 11 nominees for director named in this proxy statement and “FOR” Proposals 2 and 3.

How You Can Vote at the Annual Meeting

Record Holders. If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways:

¡	you can attend the Annual Meeting and vote in person;

¡

you can sign and return the proxy card enclosed with this proxy statement and appoint the “Proxies” named below to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you; or

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you can appoint the Proxies to vote your shares for you by going to the Internet website www.bankofthecarolinas.com/proxy. When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may appoint the Proxies by Internet only until 5:00 p.m. EDT on June 22, 2011, which is the day before the Annual Meeting date. If you appoint the Proxies by Internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card enclosed with this proxy statement.

Shares Held in “Street Name.” Only the record holders of shares of our common stock or their appointed proxies may vote those shares. As a result, if your shares of our common stock are held for you in “street name” by a broker or other nominee, then only your broker or nominee (i.e. the record holder) may vote them for you, or appoint the Proxies to vote them for you, unless you make arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by completing and returning to it the voting instruction sheet you received with your copy of our proxy statement (or by following any directions you received for giving voting instructions electronically). Brokers and other nominees who hold shares in street name for their clients typically have the discretionary authority to vote those shares on “routine” matters when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters (including the election of directors) unless their clients give them voting instructions. To ensure that shares you hold in street name are represented at the Annual Meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

Solicitation and Voting of Proxy Cards

If you are the record holder of your shares of our common stock, a proxy card is included with this proxy statement that provides for you to name three of our directors, Stephen R. Talbert, John A. Drye and Grady L. McClamrock, Jr., or any substitutes appointed by them, individually and as a group, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it in the enclosed envelope, or follow the instructions above for appointing the Proxies by Internet, so that your shares will be represented at the meeting.

If you sign a proxy card and return it so that we receive it before the Annual Meeting, or you appoint the Proxies by Internet, the shares of our common stock that you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card or appoint the Proxies by Internet, but you do not give any voting instructions, then the Proxies will vote your shares “FOR” the election of each of the 11 nominees for director named in Proposal 1 below and “FOR” Proposals 2 and 3 discussed in this proxy statement. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, your proxy card or Internet appointment will give the Proxies discretion to vote your shares for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting other than the election of directors and Proposals 2 and 3 described in this proxy statement, but, if any other matter is properly presented for action by our shareholders, your proxy card or Internet appointment will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting.

If you are a record holder of your shares and you do not return a proxy card or appoint the Proxies by Internet, the Proxies will not have authority to vote for you and your shares will not be represented or voted at the Annual Meeting unless you attend the meeting in person or validly appoint another person to vote your shares for you.

Revocation of Proxy Cards; How You Can Change Your Vote

Record Holders. If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by Internet and later wish to change the voting instructions or revoke the authority you gave the Proxies, you can do so before the Annual Meeting by taking the appropriate action described below.

To change the voting instruction you gave the Proxies:

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you can sign a new proxy card, dated after the date of your original proxy card, which contains your new instructions and submit it to us so that we receive it before the voting takes place at the Annual Meeting; or

¡

if you appointed the Proxies by Internet, you can go to the same Internet website you used to appoint the Proxies (www.bankofthecarolinas.com/proxy) before 5:00 EDT on June 22, 2011 (the day before the Annual Meeting), enter your control number (printed just above your name on the enclosed proxy card), and then change your voting instructions.

The Proxies will follow the last voting instructions they receive from you before the Annual Meeting.

To revoke your proxy card or your appointment of the Proxies by Internet:

¡	you can give our Corporate Secretary a written notice, before the voting takes place at the Annual Meeting, that you want to revoke your proxy card or Internet appointment; or

¡

you can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card or Internet appointment and vote your shares in person. Simply attending the Annual Meeting alone, without notifying our Corporate Secretary, will not revoke your proxy card or Internet appointment.

Shares Held in “Street Name.” If your shares are held in “street name” and you want to change the voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxy cards and Internet appointments for the Annual Meeting, including costs of preparing and mailing this proxy statement. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we will reimburse those persons for their expenses in doing so. In addition to solicitation by mail, the Bank’s and our directors, officers and employees may solicit proxy cards personally or by telephone or other methods of communication, but they will not receive any additional compensation from us for doing so.

In connection with the solicitation of proxy cards and Internet appointments for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation, that is not contained in this proxy statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on April 29, 2011, is the “Record Date” we are using to determine which shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. Our voting securities are the 3,897,174 shares of our common stock that were outstanding on the Record Date. You must have been a record holder of our common stock on that date in order to vote at the meeting.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the Annual Meeting. For all matters to be voted on at the meeting, a quorum will consist of a majority of the outstanding shares of our common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card, appoint the Proxies by Internet or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain or instruct the Proxies to abstain from voting on one or more matters. Broker “non-votes” also will be counted in determining whether there is a quorum. Broker “non-votes” will occur if your shares are held by a broker and are voted on one or more matters at the meeting but they are not voted by the broker on a “non-routine” matter (such as the election of directors) because you have not given the broker voting instructions on that matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote for each share of our common stock you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting. You may not cumulate your votes in the election of directors.

Vote Required for Approval

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the 11 nominees receiving the highest numbers of votes will be elected. For Proposals 2 and 3 to be approved, the number of votes cast in favor of each proposal must exceed the number of votes cast against it. So long as a quorum is present, abstentions and broker non-votes will have no effect in the voting for directors or on Proposals 2 and 3.

CONSENT ORDER

Effective April 27, 2011, the Bank agreed to the issuance of a consent order by the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Office of the Commissioner of Banks (the “Commissioner”). The consent order is a type of formal supervisory agreement with the Bank’s federal and state banking regulators. The following is a summary of the material terms of the consent order:

Board of Directors. The Board of Directors of the Bank must increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities. Within 30 days of the effective date of the order, the Board must establish a Board committee, consisting of at least 5 members, to oversee the Bank’s compliance with the consent order. At least 3 of the committee members must be non-employee directors. The committee must formulate and review monthly reports detailing the Bank’s actions with respect to its compliance with the consent order. The committee must present a report regarding the Bank’s adherence to the consent order to the full Board at each regularly scheduled Board meeting.

Within 90 days of the effective date of the consent order, the Board of Directors of the Bank must develop and adopt an educational program for the periodic training of each member of the Board. This program must be submitted to the FDIC and the Commissioner for review and must include (1) specific training in the areas of lending, operations, and compliance with laws, rules, and regulations applicable to banks of comparable size and complexity of the Bank and chartered in the State of North Carolina; and (2) specific training in the duties and responsibilities of the Board in connection with the safe and sound operation of the Bank.

Management. Within 30 days of the effective date of the order, the Board is required to retain a management consultant who will develop a written analysis and assessment of the Bank’s management needs. This management report must be developed within 90 days from the effective date of the order and must include (1) identification of the type and number of officer positions needed to properly manage and supervise the affairs of the Bank, (2) identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management, (3) a written evaluation of all senior executive officers, (4) evaluation of all Bank officers’ compensation, (5) a plan to recruit and hire any additional or replacement personnel, and (6) an organizational chart. Within 60 days of receiving this management report, the Bank must formulate a written management plan that incorporates the findings of the management report, a plan of action in response to each recommendation contained in the management report, and a time frame for completing each action.

Capital Requirements. While the order is in effect, the Bank must maintain a leverage ratio (the ratio of Tier 1 capital to total assets) of at least 8% and a total risk-based capital ratio (the ratio of qualifying total capital to risk-weighted assets) of at least 10%. If the Bank’s capital ratios are below these levels as of the date of any call report or regulatory examination, the Bank must, within 30 days from receipt of a written notice of capital deficiency from its regulators, present a plan to increase capital to meet the requirements of the order.

Allowance for Loan and Lease Losses and Call Report. Upon issuance of the order, the Bank must make a provision to replenish the allowance for loan and lease losses (“ALLL”). Within 30 days of the effective date of the order, the Bank must review its call reports filed with its regulators on or after December 31, 2010, and must amend those reports if necessary to accurately reflect the financial condition of the Bank. Within 60 days of the effective date of the order, the Bank must submit a comprehensive policy for determining the adequacy of the ALLL.

Concentrations of Credit. Within 60 days of the issuance of the order, the Bank must perform a risk segmentation analysis with respect to its concentrations of credit and must develop a written plan for systematically reducing and monitoring the Bank’s commercial real estate and acquisition, construction, and development loans to an amount commensurate with the Bank’s business strategy, management expertise, size, and location.

Charge-Offs, Credits. The order requires that the Bank eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” and 50% of those assets classified “doubtful.” If an asset is classified “doubtful,” the Bank may alternatively charge off the amount that is considered uncollectible in accordance with the Bank’s written analysis of loan or lease impairment. The order also prevents the Bank from extending, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, on whole or in part, “loss” or “doubtful” and is uncollected. The Bank may not extend, directly or indirectly, any additional credit to any borrower who has a loan or other extension of credit from the Bank that has been classified “substandard.” These limitations do not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank.

Asset Growth. While the order is in effect, the Bank must notify its regulators at least 60 days prior to undertaking asset growth that exceeds 10% or more per year or initiating material changes in asset or liability composition. The Bank’s asset growth cannot result in noncompliance with the capital maintenance provisions of the order unless the Bank receives prior written approval from its regulators.

Restriction on Dividends and Other Payments. While the order is in effect, the Bank cannot declare or pay dividends, pay bonuses, or pay any form of payment outside the ordinary course of business resulting in a reduction of capital without the prior written approval of its regulators. In addition, the Bank cannot make any distributions of interest, principal, or other sums on subordinated debentures without prior regulatory approval.

Brokered Deposits. The order provides that the Bank may not accept, renew, or roll over any brokered deposits unless it is in compliance with the requirements of the FDIC regulations governing brokered deposits. These regulations prohibit undercapitalized institutions from accepting, renewing, or rolling over any brokered deposits and also prohibit undercapitalized institutions from soliciting deposits by offering an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in the institution’s market area. An “adequately capitalized” institution may not accept, renew, or roll over brokered deposits unless it has applied for and been granted a waiver by the FDIC.

Written Plans and Other Material Terms. Under the terms of the order, the Bank is required to prepare and submit the following written plans or reports to the FDIC and the Commissioner:

¡	Plan to improve liquidity, contingency funding, interest rate risk, and asset liability management

¡	Plan to reduce assets of $500,000 or greater classified “doubtful” and “substandard”

¡	Revised lending and collection policy to provide effective guidance and control over the Bank’s lending and credit administration functions

¡	Effective internal loan review and grading system

¡	Policy for managing the Bank’s other real estate

¡	Business/strategic plan covering the overall operation of the Bank

¡	Plan and comprehensive budget for all categories of income and expense for the year 2011

¡	Policy and procedures for managing interest rate risk

¡	Assessment of the Bank’s information technology function

Under the order, the Bank’s board of directors has agreed to increase its participation in the affairs of the Bank, including assuming full responsibility for the approval of policies and objectives for the supervision of all of the Bank’s activities. The Bank must also establish a board committee to monitor and coordinate compliance with the order.

The order will remain in effect until modified or terminated by the FDIC and the Commissioner.

PROPOSAL 1: ELECTION OF DIRECTORS

General

Our Bylaws provide that:

¡	our Board of Directors consists of not less than 5 nor more than 18 members, and our Board is authorized to set and change the actual number of our directors from time to time within those limits; and

¡	our directors are elected each year at our Annual Meeting for terms of one year, or until their successors have been duly elected and qualified.

Our Board has set the number of our directors at 11 for the year following the Annual Meeting, and our shareholders will elect 11 directors at the Annual Meeting.

Nominees

Based on the recommendation of our Corporate Governance Committee, the 11 persons named in the table below (each of whom currently serves as a director) have been nominated by our Board of Directors for election at the Annual Meeting as directors for one-year terms. The following table lists information about each nominee, including a description of his or her principal occupation and business experience.

	Positions with Us	Year First
Name and Age	and the Bank (1)	Elected	Principal Occupation and Business Experience

Jerry W. Anderson (71)	Director	1998	Partner, Anderson Aggregates, LLC (land clearing) since 1999; previously, President, Anderson Chip & Pulpwood, Inc., from 1986 until its merger with Anderson Aggregates in 1999

Alan M. Bailey (70)	Director	1998	Private investor; previously, owner and operator, 801 Shell Service (gasoline station)

William A. Burnette (70)	Director	1998	Managing Partner, The Hillsdale Group, LLC (real estate development); Managing Partner, Burnfam Limited Partnership (golf courses and real estate development); Manager, Hillsdale West Business Park Associates, LLC (real estate development); President, Davie Properties, Inc. (real estate development); Managing Partner, East Davie Company, Ltd. (real estate development)

John A. Drye (47)	Director	2002	Partner, Central Carolina Insurance Agency (general insurance agency)

John W. Googe (85)	Director	2001	President and Chief Executive Officer, Flex-Pay Business Services, Inc. (payroll services); Director, Flight Group (aircraft charter) (since 2008); Manager, Southeastern Pension Co. (pension record keeping) (since 2009)

Henry H. Land (69)	Director	2002	Retired; previously, Partner, McClary, Stocks, Smith, Land & Campbell, P.A., Certified Public Accountants (1988–2006)

Steven G. Laymon (50)	Director	1998	Optometrist; President and owner, Steven G. Laymon, O.D., P.A. (optometric practice)

Grady L. McClamrock, Jr. (58)	Director	2001	Attorney; owner, Grady L. McClamrock, Jr., J.D., P.A. (law firm)

Lynne Scott Safrit (52)	Director	2002	President, North American Commercial Operations, Castle & Cooke, Inc. (property management and development)

Francis W. Slate (88)	Director; Chairman of the Board of Directors	1998	Mayor, Town of Mocksville; retired, General Surgeon, Mocksville Surgical Associates, P.A.

Stephen R. Talbert (65)	Director; Vice Chairman of the Board of Directors; President and Chief Executive Officer	2002	Officer of the Bank; previously, President and Chief Executive Officer of BOC Financial Corp and its bank subsidiary from 1986 until their merger with the Bank in 2001

(1)	Listings of the members of certain committees of our Board are contained below under the heading “Committees of Our Board.”

(2)	“Year first elected” refers to the year in which each individual first became a director of the Bank. Each nominee first became our director at the time we were incorporated during 2006 as the Bank’s holding company. Messrs. Drye, Land and Talbert and Ms. Safrit previously served as directors of BOC Financial Corp and were appointed as directors of the Bank following our merger with that company on December 31, 2001.

Our Board of Directors recommends that you vote “FOR” each of the 11 nominees named above. The 11 nominees receiving the highest numbers of votes will be elected.

Factors Bearing on Qualifications of Directors and Nominees

The experience, qualifications, attributes, skills and other factors that lead our Board to conclude that each of our directors listed in the table above should serve, or continue to serve, as a director are described below.

Jerry W. Anderson

¡	Understanding of our culture, values and goals from service as our director since 1998

¡	Management and business experience through ownership and operation of Anderson Aggregates for over 40 years

¡	Board experience for 25 years with Energy United

¡	Active in civic clubs in Davie County

¡	Understanding of the banking and financial needs of small business owners through personal experience operating a business for over 40 years

Alan M. Bailey

¡	Understanding of our culture, values and goals from service as our director since 1998

¡	Management and business experience through ownership and operation of 801 Shell Service and Bailey’s Auto Sales for over 30 years

¡	Graduate of North Carolina Bank Directors’ College

¡	Respected in the Davie County business community as his family has been in business for over 100 years

¡	Understanding of the banking and financial needs of small business owners through personal experience operating a business for over 30 years

William A. Burnette

¡	Understanding of our culture, values and goals from service as our director since 1998

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Over 50 years business experience in various industries from tobacco companies to the hospitality industry, and understanding of world markets and currencies through foreign business activities and travel

¡	Prior bank board experience with Salem Trust Bank

¡	Understanding of the banking and financial needs of commercial developers and small business owners through his current business ventures

John A. Drye

¡	Understanding of our culture, values and goals from service as our director since 2002

¡	Has previous banking experience through service as a director of BOC Financial Corp and the former Bank of the Carolinas from 1993 until their merger with the Bank in 2001

¡	Management and business experience in the insurance industry as partner in a property and casualty insurance agency for 20 years

¡	Received an MBA from the University of Georgia, with a concentration in finance and risk management (1988)

¡	Active involvement in church and civic clubs of Rowan County

¡

Understanding of the banking and financial needs of small businesses through his experience providing insurance services to small businesses and his personal experience operating a business for over 30 years

John W. Googe

¡	Understanding of our culture, values and goals from service as our director since 2001

¡	Has previous public company experience, having served as President and Chief Operating Officer of one company and as a director of other companies

¡	Management and business experience through organization and sale of 18 different companies

¡	Understanding of the banking and financial needs of businesses in different industries through his prior business experience

Henry H. Land

¡	Understanding of our culture, values and goals from service as our director since 2002

¡	Has previous banking experience through service as a director of BOC Financial Corp and the former Bank of the Carolinas from 1986 until their merger with the Bank in 2001

¡

Is a certified public accountant licensed in North Carolina with 40 years of accounting experience, including 18 years in public accounting and prior financial accounting and reporting experience with a large industrial corporation

¡	Serves as Chairman of our Audit Committee and, based on his accounting training and experience, is an “audit committee financial expert”

¡	Understanding of the banking and financial needs of small and mid-size businesses through his personal experience operating a business and providing accounting services to business clients

Steven G. Laymon

¡	Understanding of our culture, values and goals from service as our director since 1998

¡	Over 24 years of professional experience in the health care industry as an optometrist serving the residents of Davie County

¡	Management and business experience through building and operating his optometric practice

¡	Active involvement in the community through service on various boards within our market area

¡	Understanding of the banking and financial needs of small business owners through personal experience operating a business for over 24 years

Grady L. McClamrock, Jr.

¡	Understanding of our culture, values and goals from service as our director since 2001

¡	Is a practicing attorney with business experience through owning and managing his law practice

¡	Visible and active as a community leader serving on various boards within our market area

¡	Understanding of the banking and financial needs of small and mid-size businesses in our market area through experience providing legal services

Lynne Scott Safrit

¡	Understanding of our culture, values and goals from service as our director since 2002

¡	Has previous banking experience through service as a director of BOC Financial Corp and the former Bank of the Carolinas from 1995 until their merger with the Bank in 2001

¡	Management and business experience in the commercial real estate industry through more than 15 years as president of a national real estate development company

¡

Active in civic and professional organizations, including current service on the Board of Trustees at Catawba College and President of the Board of Directors for the Cabarrus County Economic Development Corp.

¡	Member of the Catawba College Business Hall of Fame

¡	Understanding of the banking and financial needs of small and mid-size businesses in our market area

Francis W. Slate

¡	Understanding of our culture, values and goals from service as our director since 1998

¡	Over 32 years experience in healthcare as a General Surgeon

¡	Active in medical community and as a community leader, serving as Davie County Commissioner for 12 years, Mocksville Town Commissioner for 10 years, and Mayor of Mocksville for 12 years

¡	Understanding of the banking and financial needs of small and mid-size businesses in our market area through experience in community and civic affairs

Stephen R. Talbert

¡	Understanding of our culture, values and goals from service as an officer of the Bank and our Vice Chairman since 2002

¡

Has a total of 39 years of banking experience, including his previous service as President and Chief Executive Officer of BOC Financial Corp and the former Bank of the Carolinas from 1986 until their merger with the Bank in 2001

¡

Active in local community through service on various boards, including Rowan County Chamber of Commerce, NorthEast Medical Center Foundation, Trinity Lutheran Church, and Catawba College Board of Visitors

¡	Understanding of the banking and financial needs of small and mid-size businesses in our market area through prior banking experience

CORPORATE GOVERNANCE

Our Board of Directors adopted Corporate Governance Guidelines during February 2010 that describe principles and practices the Board will follow carrying out its responsibilities. Together with our Bylaws, the Guidelines establish various processes related to the structure and leadership of our Board and the governance of our corporation, including certain of the matters described below.

Director Independence

Determination of Independent Directors. Each year our Board of Directors reviews transactions, relationships and other arrangements involving our directors and determines which of the directors the Board considers to be “independent.” In making those determinations, the Board applies the independence criteria contained in the listing requirements of The Nasdaq Stock Market. The Board has directed our Audit Committee to assess each outside director’s independence and report its findings to the Board in connection with the Board’s annual determinations, and to monitor the status of each director on an ongoing basis and inform the Board of changes in factors or circumstances that may affect a director’s ability to exercise independent judgment.

The following table lists our current directors and nominees for election as directors at the Annual Meeting, who our Board believes were, during their terms of office, and will be, if elected, “independent” directors under Nasdaq’s criteria:

Jerry W. Anderson	John W. Googe	Grady L. McClamrock, Jr.
Alan M. Bailey	Henry H. Land	Lynne Scott Safrit
William A. Burnette	Steven G. Laymon	Francis W. Slate
John A. Drye

In addition to the specific Nasdaq criteria, in determining the independence of each director the Board considers whether it believes transactions that are required to be disclosed in our proxy statements as “related person transactions,” or any other transactions, relationships, arrangements or factors, could impair a director’s ability to exercise independent judgment. In its determination that the directors named above are independent, those other factors considered by the Committee and the Board included (1) the Bank’s lending relationships with directors who are loan customers; (2) services provided to the Bank by Mr. Googe’s firm in connection with payroll processing and administration services relating to the Bank’s 125 Plan (for which we paid $7,756 during 2010); and (3) legal services that Mr. McClamrock provides from time to time in connection with matters involving such things as loan closings or collections (none of which were provided during 2010). In the case of Mr. McClamrock, the Board concluded that he is independent under Nasdaq’s criteria, but that he may not serve on our Audit Committee.

Executive Sessions of Independent Directors. Our independent directors meet separately, without management and non-independent directors being present, in conjunction with each regular meeting of our Board and, at their discretion, they may hold separate meetings other than in conjunction with Board meetings. During 2010, the independent directors met seventeen times in executive session.

Lead Independent Director. Under our Corporate Governance Guidelines, if the Chairman elected by our Board is not an independent director, then our independent directors will designate a separate “Lead Independent Director.” Even if the Chairman is an independent director, our independent directors still may, at their option, designate a Lead Independent Director. Francis W. Slate currently serves as our Lead Independent Director.

Under our Corporate Governance Guidelines, the duties of our Lead Independent Director include:

¡	convening and presiding at executive sessions and separate meetings of our independent directors, and serving as the liaison between the independent directors and our Chairman and management;

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consulting with the Chairman and management regarding concerns of our independent directors and matters discussed, decisions reached, or suggestions made, at executive sessions and separate meetings of independent directors;

¡	consulting with the Chairman regarding the schedule, agenda, and information for Board meetings;

¡	consulting with the Chairman with respect to consultants who may report directly to the Board;

¡	consulting with the Chairman and management as to the quality, quantity, and timeliness of information provided to the Board by management;

¡	being available, as appropriate, for communications with our shareholders; and

¡	such other duties and authority as is described elsewhere in the Corporate Governance Guidelines and as the Board may from time to time determine.

A special meeting of the Board will be called at the Lead Independent Director’s request. Also, while our Chairman sets the agenda for each Board meeting, a matter will be placed on the agenda for any regular or special Board meeting at the Lead Independent Director’s request.

Board Leadership Structure

Our Board annually elects a Chairman whose duties are described in our Bylaws, and it performs its oversight role through various committees which are appointed by the Board based on the recommendation of its independent Corporate Governance Committee and which may be established as separate committees of our Board or as joint committees of our and the Bank’s Boards. The Board may select any of its members as its Chairman, and it has no formal policy as to whether our Chief Executive Officer will serve as Chairman or whether any other director, including a non-employee or independent director, may be elected to serve as Chairman.

At present, the positions of Chief Executive Officer and Chairman are held by different persons. At this time, the Board has determined that separating these roles and having an independent director serve as Chairman of the Board is in the best interests of our shareholders. The Board believes this division of responsibility facilitates communication between the Board and executive management and is appropriate given the legal and regulatory requirements applicable to us.

Additionally, as described below under the heading “Committees of Our Board,” all matters pertaining to executive compensation and the selection of nominees for election as directors are subject to the review and recommendation of the Board’s Corporate Governance Committee, which is made up of independent directors, and our Corporate Governance Guidelines provide that:

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all outside directors have full access to any member of management and to our and the Bank’s independent auditors and internal auditors for the purpose of understanding issues relating to our business;

¡	our management will arrange for our outside advisors to be made available for discussions with the Board, a Board committee, our independent directors as a group, or individual directors; and

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the Board, each Board committee, and our independent directors as a group, in each case by a majority vote, have the authority to retain independent advisors from time to time, at our expense, and separate and apart from our regular advisors.

Our Board believes that the provisions described above enhance the effectiveness of our independent directors and provide for a leadership structure that is appropriate for a company our size.

Board’s Role in Risk Management

Risk is inherent in any business, and, as is the case with other management functions, our senior management has primary responsibility for managing the risks we face. However, as a financial institution, our business involves financial risks that do not exist, or that are more extensive than the risks that exist, in some other types of businesses. We are subject to extensive regulation that requires us to assess and manage those risks, and during their periodic examinations our regulators assess our performance in that regard. As a result, our Board is actively involved in overseeing our risk management programs.

The Board administers its oversight function primarily through committees, which may be established as separate or joint committees of our and/or the Bank’s Boards. Those committees include our Audit Committee, Risk Oversight Committee, and Corporate Governance Committee (which serves as a compensation and nominations committee). The Board approves and periodically reviews the Bank’s operating policies and procedures, and it has adopted a Risk Management Policy, which provides for the establishment of a risk management program and standards to identify, measure, monitor and control risks inherent in our business. The Risk Management Policy provides that our management is responsible for developing and implementing our risk management program and that the Board’s Risk Oversight Committee should provide independent and objective oversight of that program.

Our Director of Internal Audit makes reports directly to the Audit Committee regarding our internal audit function, and our independent accountants are hired by and make reports directly to that Committee with respect to the audit of our financial statements and internal control matters. Separate from the internal and independent audit functions, we have a Risk Management Department, which is administered by a Risk Manager. That department’s functions include monitoring and assessing business risks, including those associated with credit, interest rate, liquidity, market, operational, legal and reputation matters, as well as the Bank’s information security and compliance functions. Our Risk Manager works directly with senior management in the various departments of the Bank and makes reports directly to the Risk Oversight Committee regarding internal risk management and regulatory issues (including issues raised during internal or external reviews or examinations regarding control deficiencies and recommendations), and he is a member of our Asset / Liability Management Committee, which is made up of senior officers of the Bank and which also reports to the Risk Oversight Committee. He also works directly with our Corporate Governance Committee in its periodic reviews of our and the Bank’s compensation plans to ensure continued oversight and mitigation of risk within our compensation practices and that (1) arrangements in which our senior executive officers participate do not encourage those officers to take unnecessary and excessive risks that threaten the value of our company, and (2) arrangements in which employees participate do not encourage the manipulation of our reported earnings to enhance the compensation of any employees.

We believe the Board’s involvement in our risk management results in Board committees that are more active than those of corporations that are not financial institutions or that are not regulated as extensively as financial institutions. We believe this committee activity enhances our Board’s effectiveness and leadership structure by providing opportunities for non-employee directors to become familiar with the Bank’s critical operations and actively involved in the Board’s oversight role with respect to risk management, as well as its other oversight functions.

Attendance by Directors at Meetings

Board of Directors Meetings. Our Board of Directors and that of the Bank hold regular monthly meetings, and, from time to time, they also hold special meetings. During 2010, the Boards met nineteen times. Each of our current directors attended 75% or more of the aggregate number of meetings of the Boards and any committees on which he or she served.

Annual Meetings. Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings. It also gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that directors have their own business interests and are not our employees, and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders and that our directors are strongly encouraged to attend each Annual Meeting whenever possible. Eleven of our directors then in office attended our last Annual Meeting which was held during June 2010.

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

Bank of the Carolinas Corporation
Attention: Corporate Secretary
135 Boxwood Village Drive
Mocksville, North Carolina 27028

You also may send communications by e-mail to directors@bankofthecarolinas.com, with an attention line to the Corporate Secretary. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and, with the exception of communications our Corporate Secretary considers unrelated to our or the Bank’s business, forwarded to the intended recipients. Copies of communications from a customer of the Bank relating to a deposit, loan or other financial relationship or transaction also will be forwarded to the head of the department or division that is most closely associated with the subject of the communication.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics which applies to our directors and executive officers, including our senior financial officers, and, among other things, is intended to promote:

¡	honest and ethical conduct;

¡	ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

¡	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the Securities and Exchange Commission and in other public communications we make;

¡	compliance with governmental laws, rules and regulations;

¡	prompt internal reporting of violations of the Code to the Board’s Audit Committee; and

¡	accountability for adherence to the Code.

A copy of the Code is posted on the Bank’s Internet website at www.bankofthecarolinas.com. Illegal or unethical behavior, violations of the Code, or accounting or auditing concerns may be reported, anonymously or otherwise, to the Chairman of our Audit Committee addressed as follows:

Henry H. Land Post Office Box 166 Kannapolis, NC 28082

COMMITTEES OF OUR BOARD

General

Our and the Bank’s Board of Directors have two independent, standing committees that assist the Boards in oversight and governance matters. They are the Audit Committee and the Corporate Governance Committee. The Corporate Governance Committee serves as both a nominations committee and a compensation committee. Each of those Committees operates under a written charter approved by our Board that sets out the Committee’s composition, authority, duties and responsibilities. We believe that each member of those Committees is an “independent director” as that term is defined by Nasdaq’s listing standards. Current copies of the charters of those Committees are posted on the Bank’s Internet website at www.bankofthecarolinas.com. Also, among other committees, the Boards have an Executive Committee and a Risk Oversight Committee, each of which includes both independent directors and management directors. The current members of the Audit Committee and Corporate Governance Committee are listed in the following table, and the function of and other information about each of the Committees mentioned above is described in the following paragraphs.

Audit Committee	Corporate Governance Committee

Henry H. Land - Chairman	John A. Drye - Chairman
Alan M. Bailey	Alan M. Bailey
Steven G. Laymon	William A. Burnette
Lynne Scott Safrit	John W. Googe
Francis W. Slate	Steven G. Laymon
Grady L. McClamrock, Jr.

Audit Committee

Function. Our Audit Committee is a joint committee of our and the Bank’s Boards of Directors. Under its charter, the Committee is responsible for:

¡	appointing our independent accountants and approving their compensation and the terms of their engagement;

¡	approving services proposed to be provided by the independent accountants; and

¡	monitoring and overseeing the quality and integrity of our accounting and financial reporting process and systems of internal controls.

The Committee reviews various reports from our independent accountants (including its annual audit report on our consolidated financial statements), financial reports we file under the Securities Exchange Act of 1934, and reports of examinations by our regulatory agencies, and it generally oversees our internal audit program. Also, as described above under the caption “Director Independence,” our Board has directed the Audit Committee to monitor and make annual reports regarding the independence of our directors. The Committee met ten times during 2010.

Audit Committee Financial Expert. Mr. Land, the Chairman of the Audit Committee, is a certified public accountant with more than forty years of accounting experience, including approximately nineteen years in public accounting. Our Board of Directors believes that Mr. Land is an “audit committee financial expert” as that term is defined by rules of the Securities and Exchange Commission.

Audit Committee Report

Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with its responsibilities, the Audit Committee reviews and evaluates, then discusses with our management, internal audit personnel, and our independent accountants:

¡	the plan for, and our independent accountants’ report on, each audit of our financial statements;

¡	our financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to our shareholders;

¡	changes in our accounting practices, principles, controls, methodologies or financial statements, and significant developments in accounting rules; and

¡	the adequacy of our internal accounting controls and accounting, financial and auditing personnel, and the establishment and maintenance of an environment that promotes ethical behavior.

In connection with the preparation and audit of our consolidated financial statements for 2010, the Audit Committee has:

¡	reviewed our audited consolidated financial statements for 2010 and discussed them with management;

¡	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

¡	received written disclosures and a letter from our independent accountants required by the independence standards of the Public Company Accounting Oversight Board (PCAOB Rule 3526); and

¡	discussed the independence of our independent accountants with the accountants.

Based on the above reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2010 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Members of the Audit Committee who participated in the reviews and discussions described above pertaining to the preparation and audit of our consolidated financial statements for 2010 are named below.

The Audit Committee:

Henry H. Land	Alan M. Bailey	Steven G. Laymon	Lynne S. Safrit	Francis W. Slate

Corporate Governance Committee

Function. Our Corporate Governance Committee is a joint committee of the Bank’s and our Boards. Under its charter, the Committee acts as our Board’s nominations committee and as the compensation committee of both Boards. Also, as described below under the heading “Transactions with Related Persons,” the Board has directed the Committee to review and approve certain transactions, arrangements or relationships with the Bank in which one of our related persons has a material interest. The Committee met fourteen times during 2010.

Nominations Committee Functions. Among its other duties and responsibilities assigned from time to time by the Board, the Corporate Governance Committee functions as a nominations committee of our Board by identifying individuals who are qualified to become directors and recommending candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the Board.

The Committee’s charter and our Corporate Governance Guidelines provide for the Committee annually to recommend individuals who have the qualities expected of all directors, including personal and professional integrity, sound judgment, business acumen, and the time, ability and commitment to make a constructive and meaningful contribution to the Board, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. The Board makes all final decisions regarding nominations. In identifying candidates to be recommended to the Board of Directors from time to time, the Committee considers incumbent directors and candidates suggested by our management, other directors and our shareholders. The Committee has not used the services of a third-party search firm. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Corporate Governance Committee Bank of the Carolinas Corporation Attention: Corporate Secretary 135 Boxwood Village Drive Mocksville, North Carolina 27028

Each recommendation should be accompanied by the following:

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the full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

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the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes the candidate would provide as a director;

¡

a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information the Committee may request in connection with its evaluation of candidates;

¡

a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any particular skills, experience or areas of particular expertise;

¡

information about any business or personal relationships between the candidate and any of our or the Bank’s customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or affiliated companies, and any transactions between the candidate and our company or affiliated companies; and

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any additional information about the candidate that would be required to be included in our proxy statement pursuant to the SEC’s Regulation 14A (including without limitation information about legal proceedings in which the candidate has been involved within the past ten years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee considers the overall composition of the Board in light of our current and future needs and will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things: (1) business, professional, personal and educational background, experience and expertise, (2) community leadership; (3) independence; (4) potential contributions to the Board that are usual or unique; (5) knowledge of our company and the Bank and our respective operations; (6) personal financial interest in our and the Bank’s long-term growth, stability, and success; (7) the performance and past and future contributions of our current directors, and the value of continuity and prior Board experience; (8) the existence of one or more vacancies on the Board; (9) the need for a director possessing particular attributes, experience or expertise; (10) the role of directors in the Bank’s business development activities; (11) diversity; and (12) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

The Committee and our Board recognize the benefits derived from a Board composed of individuals who bring different attributes, experiences, and perspectives to the Board’s deliberations. However, they do not consider diversity for the sake of diversity to be a basis for the nomination, election or appointment of a director, and they have not adopted any written or mandatory diversity policy or criteria applicable to the director nominations process. In evaluating and selecting nominees, diversity is one of the multiple factors considered by the Committee and the Board. For these purposes, they consider diversity to encompass a variety of characteristics of candidates, including, by way of example, business and professional experience, academic background, geographic location within our banking markets, gender and race.

The Corporate Governance Committee recommended to our Board of Directors that the 11 incumbent directors listed above under the heading “Proposal 1: Election of Directors” be nominated for re-election at the Annual Meeting for new terms.

Compensation Committee Functions. The Corporate Governance Committee also functions as a compensation committee of our and the Bank’s Boards and reviews and provides overall guidance to the Boards with respect to our executive and director compensation and benefit programs. It makes recommendations to the Boards regarding:

¡	cash and other compensation paid or provided to our and the Bank’s Chief Executive Officer and other executive officers;

¡	the adoption of new compensation or benefit plans, or changes in existing plans, under which compensation or benefits are or will be paid or provided to those executive officers;

¡	cash and other compensation paid or provided to other officers and employees, either individually or in the aggregate, as the Boards request; and

¡	compensation paid to our directors.

The Committee, along with our Risk Manager, periodically reviews our and the Bank’s compensation plans to determine whether there are potential areas of risk that reasonably could be expected to have a material adverse effect on our business and financial results and to ensure continued oversight and mitigation of risk within our compensation practices. In particular, in connection with our participation in the U.S. Department of the Treasury’s TARP Capital Purchase Program, the Committee is required to meet with our Risk Manager each six months to review and discuss our compensation arrangements to ensure that arrangements in which our senior executive officers participate do not encourage those officers to take unnecessary and excessive risks that threaten the value of our company, and that arrangements in which employees in general participate do not encourage the manipulation of our reported earnings to enhance the compensation of any employees.

In performing its duties, the Committee may, if it considers it appropriate, delegate any of its responsibilities to a subcommittee. However, any subcommittee must be composed entirely of independent directors. The Committee is authorized to conduct investigations and to request and consider any information (from management or otherwise) that it believes is necessary, relevant or helpful in its deliberations and in making its recommendations. It may rely on information provided by management without further verification. However, under its charter, when the Committee takes an action, it should exercise independent judgment on an informed basis and in a manner it considers to be in the best interests of our shareholders. In matters related to the compensation of executive officers other than our Chief Executive Officer, the Committee considers information provided by our Chief Executive Officer about the individual performance of those other officers and his recommendations as to their compensation. After receiving the Committee’s recommendations, the Board makes all final decisions regarding compensation matters.

The Committee may retain the services of outside counsel or consultants, at our or the Bank’s expense, and on terms (including fees) that it approves. However, during 2010, the Committee did not use the services of any outside consultant.

Risk Oversight Committee

Our Risk Oversight Committee is a committee of the Bank’s Board of Directors. Under its charter, and as discussed above under the caption “Board’s Role in Risk Management,” the Committee’s function is to provide oversight of our risk management program with a focus on major risks inherent in the ongoing operation of the Bank, including risks associated with credit, interest rate, liquidity, market, operational, legal and reputation matters. Our Risk Management Committee and Asset Liability Management Committee, which are made up of members of our senior management, as well as our Risk Manager, make reports directly to the Committee.

The Committee’s charter provides that its membership will include not less than three non-employee directors who will be appointed by our Corporate Governance Committee. The Risk Oversight Committee met four times during 2010.

Executive Committee

Under North Carolina banking law, the Bank’s Board is required to appoint an executive committee which has such duties and powers as are provided for in the Bank’s Bylaws or in applicable banking regulations and which must meet at least once during any month in which the Bank’s Board does not meet. Our Executive Committee is a joint committee of our and the Bank’s Boards of Directors. Under our and the Bank’s Bylaws, and subject to limitations imposed under North Carolina law or by the Boards, the Committee is authorized to exercise all the powers of the Boards in the management of our and the Bank’s affairs when the Boards are not in session. The Committee met twice during 2010.

EXECUTIVE COMPENSATION

Summary

The following table shows the cash and certain other compensation paid or provided to or deferred by the named executive officers for 2010 and 2009. Our executive officers are compensated by the Bank for their services as its officers, and they receive no separate salaries or other cash compensation from us for their services as our officers.

SUMMARY COMPENSATION TABLE

Name and Principal				Stock	Option	Non-Equity Incentive Plan	All Other
Position(1)	Year	Salary(4)	Bonus	Awards	Awards	Compensation	Compensation(5)	Total

Stephen R. Talbert(2) Vice Chairman, President, and Chief Executive Officer	2010 2009	$85,211 72,250	-0- -0-	-0- -0-	-0- -0-	-0- -0-	$3,563 6,296	$88,774 78,546

Robert E. Marziano(3) Former Chairman, President, and Chief Executive Officer	2010 2009	$217,592 280,000	-0- -0-	-0- -0-	-0- -0-	-0- -0-	$13,582 18,063	$231,174 298,063

Harry E. Hill Executive Vice President	2010 2009	$149,073 136,000	-0- -0-	-0- -0-	-0- -0-	-0- -0-	$ 7,682 11,847	$156,755 147,847

Robert W. Johnson Senior Vice President and Chief Lending Officer	2010 2009	$135,000 85,146	-0- -0-	-0- -0-	-0- -0-	-0- -0-	$2,968 1,194	$137,968 86,340

(1)	Messrs. Marziano and Talbert served as members of our Board of Directors during 2010 and 2009. Compensation paid to Mr. Marziano for his service on the Board of Directors is included under the heading “All Other Compensation.” Mr. Talbert received no additional compensation for his service as a director.

(2)	Mr. Talbert was appointed as our and the Bank’s Interim Chief Executive Officer on August 10, 2010, and was appointed as our and the Bank’s President and Chief Executive Officer on September 22, 2010. Amounts included for 2009 and a portion of 2010 reflect compensation paid to Mr. Talbert as Branch Manager of the Bank’s Landis office.

(3)	Mr. Marziano resigned from his positions as our and the Bank’s President and Chief Executive Officer on September 17, 2010.

(4)	Reflects total salary paid by the Bank each year, including the amount of salary deferred at each officer’s election under our Section 401(k) plan.

(5)	The following table describes each officer’s “Other Compensation” for 2010:

Description	Mr. Talbert	Mr. Marziano	Mr. Hill	Mr. Johnson

The Bank’s contributions for the officers’ accounts under our section 401(k) plan	-0-	-0-	-0-	-0-

Portion of total premium paid by the Bank on a key-man life insurance policy that is attributable to death benefits payable to the officer’s beneficiary	-0-	$3,864	-0-	-0-

Our estimated aggregate incremental cost related to personal benefits received during 2010 (a)	$3,563	$7,168	$7,682	$2,968

Description	Mr. Talbert	Mr. Marziano	Mr. Hill	Mr. Johnson

Director fees	-0-	$2,550	-0-	-0-

Total	$3,563	$13,582	$7,682	$2,968

(a)	Our executive officers receive, or we may treat them as receiving, various non-cash personal benefits. During 2010, the personal benefits received by the named officers included:

¡	for Mr. Talbert, personal use of a Bank-owned vehicle and the Bank’s payment of club dues;

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for Mr. Marziano, the Bank’s payment of club dues, premiums paid by the Bank for family coverage under our group insurance plans over and above amounts paid for other employees, and compensation for service on the Board of Directors;

¡	for Mr. Hill, personal use of a Bank-owned vehicle and the Bank’s payment of club dues; and

¡	for Mr. Johnson, personal use of a Bank-owned vehicle.

We also provide our officers with group life, health, medical and other insurance coverages that are generally available on the same basis to all salaried employees. The cost of that insurance is not included in the table.

Employment Agreements

Robert E. Marziano was employed as president and chief executive officer of the Bank under an employment agreement. The original terms of the agreement provided for a “rolling” term of employment of three years that, at the end of each year, would be extended by one additional year. The agreement also provided for:

¡	annual base salary (which was subject to review and periodic increase by the Bank’s Board) of at least $250,000; and

¡	the right to participate in bonus or incentive plans and other benefits made available by the Bank to its executive officers.

Mr. Marziano’s agreement was terminated effective September 17, 2010. Subject to certain limitations, the terms of the agreement provided for payments and benefits to be provided to Mr. Marziano, and for his ability to compete against the Bank to be limited, after a termination of his employment under various circumstances (including a termination following a change in control of our company or the Bank). Those provisions, and the limitations on their operation, are described below under the caption “Potential Payments Upon Termination of Employment or a Change of Control.”

Plan-Based Awards

We maintain two arrangements under which awards may be granted from time to time to our officers and employees. They are our:

¡	Omnibus Equity Plan, under which stock options, restricted stock awards, and performance share awards may be granted; and

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Annual Management Incentive Compensation Plan, under which additional cash compensation may be paid each year based on the extent to which corporate and individual goals or other performance criteria are met or satisfied for the year.

Stock-Based Awards. Our shareholders approved the Omnibus Equity Plan at our 2007 Annual Meeting to replace both our Employee Stock Option Plan and Director Stock Option Plan which had been in effect since 1998 and under which we had granted options from time to time to our officers, employees and directors to purchase shares of our common stock. Those old plans have expired.

Under the new plan, awards may be granted to officers and employees consisting of either:

¡	incentive stock options;

¡	non-qualified stock options;

¡	restricted stock awards; or

¡	performance share awards.

As described under the caption “Director Compensation,” the Omnibus Equity Plan also authorizes the grant of non-qualified stock options and restricted stock awards to our non-employee directors.

A stock option gives the officer or employee to whom it is granted the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share equal to the fair market value of our stock on the date the option is granted. Options generally are granted to officers and employees on terms that provide for them to “vest,” or become exercisable, at intervals as to portions of the shares they cover based on a vesting schedule, and they do not include any performance-based conditions. They generally terminate immediately on the date of, or after a stated number of days following, the termination of an officer’s employment. Options granted to officers and employees may be “incentive stock options” that qualify for special tax treatment under the Internal Revenue Code, or they may be “non-qualified stock options” that do not qualify for that special tax treatment. We expect that options granted in the future to officers and employees under the Omnibus Equity Plan will be incentive stock options.

Restricted stock awards are conditional grants of shares of our common stock that are subject to forfeiture if specified conditions (usually the officer’s or employee’s continued performance) are not satisfied by the end of a specified restriction period. When an award is granted, the shares are issued and, if we pay dividends on our common stock during the restriction period, the officer or director would receive those dividends on the shares covered by his award at the same rate and on the same basis as they are paid to our other shareholders. However, the shares may not be sold or transferred until the restriction period ends. In most cases the restrictions lapse over time as to portions of the shares according to a “vesting” schedule. If the officer’s employment terminates for any reason prior to the end of the restriction period, he forfeits all unvested shares. As the restrictions expire, the shares become “vested” and are released to the officer.

Performance share awards are awards of shares of our common stock that may be earned based on performance objectives or criteria specified at the time the awards are granted. Like restricted stock awards, performance shares would be granted subject to conditions that must be satisfied before the officer or employee will own the shares outright. However, performance shares would be earned only to the extent that performance criteria are met by the end of a measurement period, while restricted stock awards usually are granted subject only to the condition of continued employment. Also, performance shares would not actually be issued until the end of the measurement period during which the performance criteria must be met, while restricted shares generally are issued at the time awards are granted and become unrestricted at the end of the restriction period.

The exercise price of stock options, and the other terms of options and stock awards, are determined by our Board, based on the recommendation of the Corporate Governance Committee, at the time they are granted.

The following table sets forth information regarding vested and unvested stock options granted to the named executive officers and outstanding as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option Exercise Price	Option Expiration Date

Robert W. Johnson	1,600	6,400(1)	$5.25	June 24, 2019

(1)	1,600 of the remaining unexercisable options are scheduled to vest and become exercisable on each of June 24, 2011, 2012, 2013, and 2014.

Cash Incentive Awards. Our Board first adopted our Management Incentive Compensation Plan during 2007. Under the plan, our executive officers and other employees chosen to participate each year may earn additional cash compensation based on the extent to which:

¡	our pre-tax profits set by the Board (before any deduction for the expense of payments under the plan) exceed a threshold amount; and

¡	other individual goals (which vary for different participants or groups of participants) set by the Board are achieved.

The plan contemplates that each year our Board will set the maximum award each participant may receive for that year (stated as a percentage of his or her base salary). No cash awards are paid unless our pre-tax, pre-incentive profits for that year exceed a minimum amount set by the

Board. Subject to the extent to which individual goals set by the Board for each participant are met, the maximum incentive awards may be paid if our pretax, pre-incentive profits reach a higher target level set by the Board.

During April 2009, we became a participant in the U.S. Department of the Treasury’s TARP Capital Purchase Program. Under rules adopted by the Treasury under the Emergency Economic Stabilization Act of 2008 that apply to participants in that program, and with limited exceptions, we are prohibited from paying or accruing any bonus, retention award or incentive compensation to our most highly compensated employee. Also, in connection with any bonuses or incentive compensation, we are required to implement provisions to “clawback” payments to our senior executive officers and our next 20 highest paid employees if any of the criteria on which those payments are based is later found to have been inaccurate.

Like most financial institutions, our recent financial performance has been negatively affected by the decline in the economy and in real estate values in our banking markets, and increased levels of non-performing loans, loan charge-offs and provisions to our allowance for loan losses. As a result, for 2007, we did not achieve the minimum performance targets and no awards were paid under the Plan, and our Board chose not to implement the Plan at all for 2008, 2009, and 2010. As a result, none of our officers and employees were eligible to receive any cash awards under the plan, and no such awards were paid, for any of those years.

Potential Payments Upon Termination of Employment or a Change in Control

Agreements with Robert E. Marziano. The terms of various agreements or arrangements between the Bank and Mr. Marziano provided for him to receive payments and benefits if his employment terminated under various circumstances or following a change in control of our company or the Bank. However, during April 2009, we became a participant in the Treasury’s TARP Capital Purchase Program (the “CPP”). Under rules adopted by the Treasury under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, that apply to CPP participants (the “CPP Rules”), we believe we are prohibited from paying severance, “golden parachute,” or other such payments to any of our senior executive officers, or to certain of our other employees, in connection with any termination of their employment for any reason while we remain a CPP participant, other than payments relating to services already performed or benefits already accrued.

In order to comply with the CPP Rules, each of our executive officers have agreed that our Board of Directors or Corporate Governance Committee may unilaterally, and without the officer’s consent, modify any of their compensation agreements or arrangements (including by reducing or eliminating severance benefits) to the extent the Board, in its judgment, considers necessary to comply with the CPP Rules and guidance governing compensation paid by CPP participants. As a result, notwithstanding the terms of the above agreements and arrangements with Mr. Marziano, no severance or golden parachute payments have been made to him.

Change in Control Agreement with Robert W. Johnson. The Bank entered into a change in control agreement with Robert W. Johnson, the Bank’s Senior Vice President and Chief Lending Officer, on September 16, 2009. This agreement provides Mr. Johnson with cash payments in the event of a termination of his employment with the Bank under certain circumstances in connection with a change in control of the Bank. At December 31, 2010, Mr. Johnson was not included in the category of employees to whom we were prohibited from paying such benefits under the CPP Rules. Under the agreement, a “change in control” will be deemed to have occurred if:

¡

any “Person” (as such term is defined in the Securities Exchange Act of 1934) directly or indirectly, in any manner, acquires beneficial ownership of more than 50% of the shares entitled to vote in the election of directors of the Bank or the Company, or in any manner acquires control of the election of a majority of the directors of the Bank or the Company; or

¡

the Bank or the Company consolidates or merges with or into another corporation, or otherwise is reorganized, where the Bank or the Company is not the resulting or surviving corporation in such transaction; or

¡	all or substantially all of the assets of the Bank or the Company are sold or otherwise transferred to or acquired by any other corporation, association, person, entity or group.

If the Bank terminates Mr. Johnson’s employment other than for “cause” at the effective time of, or any time within two years following a change in control, then Mr. Johnson will be entitled to receive an amount equal to his base salary for 36 months at his annual rate of salary in effect at the time of termination. At December 31, 2010, Mr. Johnson’s base salary was $135,000.

The Bank has “cause” to terminate Mr. Johnson upon:

¡

a good faith determination by the Bank that (a) Mr. Johnson has materially breached any code of conduct or ethics policy that applies to him or the Bank’s employees generally; (b) following reasonable notice and opportunity to correct deficiencies, Mr. Johnson fails to perform or discharge his duties or responsibilities in a reasonably competent and satisfactory manner; (c) Mr. Johnson has engaged in willful misconduct or conduct which is materially detrimental to the general business prospects of the Bank or the Company or which has had or likely will have a material adverse effect on the Bank’s or the Company’s business or reputation;

¡

Mr. Johnson’s violation of any federal or state law or regulation applicable to the Bank or the Company which results from Mr. Johnson’s negligence, willful misconduct, or intentional disregard of such law or regulation and which results in any substantial damage to the Bank or the Company or their reputation;

¡	the commission in the course of employment of an act of fraud, embezzlement, theft, or proven person dishonesty by Mr. Johnson;

¡

the conviction of Mr. Johnson of any felony or any criminal offense involving dishonesty or breach of trust or any other event which disqualifies Mr. Johnson from serving as an employee of the Bank; or

¡

the exclusion of Mr. Johnson by the carrier or underwriter from coverage under the Bank’s then-current “blanket bond” or other fidelity bond or insurance policy, or the occurrence of an event which the Bank believes will result in such exclusion.

If, at the effective time of or within two years of a change in control, a “termination event” occurs, and Mr. Johnson voluntarily terminates his employment, then Mr. Johnson will be entitled to receive an amount equal to his base salary for 36 months at his annual rate of salary in effect at the time of termination. At December 31, 2010, Mr. Johnson’s base salary was $135,000.

A “termination event” will be deemed to have occurred if Mr. Johnson’s base salary is materially reduced or if Mr. Johnson is transferred to a job location more than 25 miles from his job location at the time of the change in control;

Life Insurance Benefits. During 2010, the Bank maintained a key-man term life insurance policy covering Mr. Marziano. The total death benefit under the policy was $800,000, of which $500,000 was to be paid to the Bank upon his death. The remaining $300,000 of the death benefit was to be paid to Mr. Marziano’s beneficiary.

We also provide life insurance benefits to each of the named executive officers under our group life insurance plan in which all employees participate on the same terms. Under the group plan, death benefits are payable to a participant’s beneficiaries equal to two times the participant’s annual salary rate at the time of his or her death.

Accelerated Vesting of Stock Options. Under our Omnibus Equity Plan, in the event of a change in control of our company, our Corporate Governance Committee may provide for outstanding stock options and other equity awards under the plan to be assumed by or converted into awards covering shares of the acquiring or surviving company. Alternatively, the Committee may accelerate the vesting of outstanding awards so that they become exercisable in full immediately before the change in control becomes effective. On December 31, 2010, Mr. Johnson had 6,400 unvested stock options that could have been subject to accelerated vesting if a change in control had occurred on that date.

DIRECTOR COMPENSATION

General

Directors’ Fees. Our non-employee directors serve and are compensated as directors of the Bank. Our and the Bank’s Boards usually meet jointly, and directors do not receive any additional cash compensation for their services as our directors unless our Board meets separately. The following table describes our standard schedule of fees paid to our non-employee directors for their service during 2010:

Description	Amount

Monthly retainer	$450
Additional monthly retainer paid to Lead Independent Director	100
Per diem fee for attendance in person at meetings of our and the Bank’s Boards (1)	425
Per diem fee paid to all committee members for attendance at committee meetings:
Audit Committee	300
Corporate Governance Committee	250
Executive, Loan and Risk Oversight Committees	225
Additional per diem fee paid to committee chairmen for attendance at committee meetings:
Audit Committee	450
Corporate Governance Committee	350
Executive, Loan and Risk Oversight Committees	325

(1)	This fee is not paid for attendance at meetings by telephone.

Mr. Talbert is compensated as an officer of the Bank and receives no additional compensation for his service as a director.

Stock Options. From time to time we have granted options to our non-employee directors to purchase shares of our common stock. As described above under the caption “Plan Based Awards,” during 2007 our shareholders approved our Omnibus Equity Plan which replaced our 1998 Director Stock Option Plan and which authorizes the grant of nonqualified stock options and restricted stock awards to our directors in a manner similar to that described for officers. Each stock option gives the director who holds it the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share that is equal to the market value of our stock on the date the option was granted. We have not yet granted any restricted stock awards to directors under the plan.

No stock options or other equity awards of any type were granted under the Omnibus Equity Plan to any of our directors during 2010.

Director Compensation for 2010

The following table summarizes the compensation paid or provided to our non-employee directors for their services during 2010. Although they served as directors during 2010, Michael D. Larrowe, Robert E. Marziano, and Stephen R. Talbert are not listed in the table. Messrs.

Larrowe and Talbert were compensated as officers and employees of the Bank and they received no separate or additional compensation for their services as directors. Mr. Marziano was compensated as an officer and employee of the Bank until his resignation, after which he began to receive compensation for his service as a director. Amounts paid to Mr. Marziano for his service as a director are included in the Summary Compensation Table.

2010 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total

Jerry W. Anderson	$ 15,575	-0-	$15,575
Alan M. Bailey	20,475	-0-	20,475
William A. Burnette	16,700	-0-	16,700
John A. Drye	20,575	-0-	20,575
Thomas G. Fleming(2)	7,275	-0-	7,275
John W. Googe	20,300	-0-	20,300
Henry H. Land	20,400	-0-	20,400
Steven G. Laymon	18,025	-0-	18,025
Grady L. McClamrock, Jr.	19,000	-0-	19,000
Lynne Scott Safrit	14,750	-0-	14,750
Francis W. Slate	21,775	-0-	21,775

(1)    No stock options or other equity awards of any type were granted to any of our non-employee directors during 2010. On December 31, 2010, our non-employee directors held stock options covering the following aggregate numbers of shares: Messrs. Anderson, Fleming, Burnette, Bailey, Googe, Slate, McClamrock, and Laymon — 1,500 shares each; Messrs. Land and Drye — 4,245 shares each (of which options for 2,745 shares have since expired without being exercised); and Ms. Safrit — 4,244 shares (of which options for 2,744 shares have since expired without being exercised).

(2)    Mr. Fleming resigned from the Board of Directors of the Bank as of May 26, 2010, and resigned from the Board of Directors of the Company as of June 29, 2010.

TRANSACTIONS WITH RELATED PERSONS

Our Policy

Our Board of Directors has adopted a written policy under which certain transactions, arrangements or relationships in which we or the Bank are a participant and in which any of our “related persons” has a material interest are required to be reviewed and approved by our Corporate Governance Committee. Our related persons include our directors, nominees for election as directors, executive officers, beneficial owners of more than 5% of a class of our capital stock, and members of the immediate family of one of those persons.

The rules of the Securities and Exchange Commission require that any transaction, arrangement or relationship, or series of transactions, arrangements or relationships, with our related persons be disclosed in our proxy statement if they exceed or will exceed an aggregate of $120,000, including all periodic payments. Except as described below, our policy regarding the review and approval of those transactions covers any such transaction, arrangement or relationship, in which the dollar amount involved exceeds or will exceed an aggregate of $60,000, including all periodic payments.

The transactions covered by the policy generally include loans, but the policy does not cover loans made by the Bank in the ordinary course of its business that are subject to banking regulations related to “insider loans” and that are required to be approved by a majority of the Bank’s Board of Directors. The policy also does not cover the Bank’s provision of services as a depository of funds or similar banking or financial services in the ordinary course of its business, or compensation paid to our executive officers that has been separately reviewed and approved, or recommended to our Board of Directors for approval, by our Corporate Governance Committee in its role as our Board’s compensation committee.

In its review of related person transactions, the policy provides that the Committee should exercise independent judgment and should not approve any proposed transaction unless and until it has concluded to its satisfaction that the transaction:

¡	is on terms that are fair and reasonable to us, and

¡	is in our best interests.

Related Person Transactions

There were no transactions with our related persons during 2010 that were required to be approved by our Corporate Governance Committee. The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of our current directors, nominees for director, executive officers, and our other related persons. All loans included in those transactions were made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and, except as described below, during 2010 those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

The Bank has an outstanding loan to a company of which our former director, Thomas G. Fleming, is President and owner. Mr. Fleming serves as a personal guarantor on this loan. The original amount of the loan was $1,500,000 with interest payable at the Bank’s prime lending rate (currently 5%). During 2010, the Bank received interest payments of $37,708 on this loan. The largest amount of principal outstanding on this loan during 2010 was $1,500,000. As explained below, the current amount of principal outstanding on this loan is $850,000. The loan has been reported as nonaccrual.

On August 31, 2010, the Bank entered into a forbearance agreement regarding this loan. Under the forbearance agreement, Mr. Fleming’s company paid the Bank $120,000 in principal, and Mr. Fleming executed two new promissory notes; one in the amount of $350,000 and another in the amount of $180,000. After taking into account the principal payment by Mr. Fleming’s company and the new promissory notes executed by Mr. Fleming, the remaining principal balance on the original $1,500,000 loan stands at $850,000. Mr. Fleming’s company also agreed to modify the original $1,500,000 loan to provide for payment of the remaining principal balance of $850,000. However, the forbearance agreement is currently in default, and the Bank is assessing its options with regard to further action.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Principal Shareholder

The following table lists the only person who we believe owned, beneficially or of record, 5% or more of our outstanding common stock on the Record Date for the Annual Meeting.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Wellington Management Company, LLP 75 State Street, Boston, MA 02109	225,240(1)	5.78%

(1)    The beneficial owner’s Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, indicates that, in its capacity as an investment adviser, it has shared voting power and shared investment power with respect to all of the listed shares, which are held of record by its clients.

Directors and Executive Officers

The following table describes the beneficial ownership of our common stock on the Record Date for the Annual Meeting by our current directors, nominees for election as directors, and named executive officers, individually, and by all our directors and named executive officers as a group.

Name	Amount and Nature of Beneficial Ownership	Percent of Class

Jerry W. Anderson	40,349	1.03%
Alan M. Bailey	58,665	1.50%
William A. Burnette	115,157	2.95%
John A. Drye	23,982	0.62%
John W. Googe	35,500	0.91%
Harry E. Hill	53,546	1.37%
Robert W. Johnson	5,200	0.13%
Henry H. Land	18,589	0.48%
Steven G. Laymon	69,606	1.79%
Robert E. Marziano	136,561	3.50%
Grady L. McClamrock, Jr.	56,419	1.45%
Lynne Scott Safrit	15,384	0.39%
Francis W. Slate	43,014	1.10%
Stephen R. Talbert	40,275	1.03%

All current directors and named executive officers as a group (14 people)	712,247	18.19%

(1)	Individuals named and included in the group have shared voting and investment power with respect to certain of the listed shares as follows: Mr. Anderson – 12,066 shares; Mr. Bailey – 175 shares; Mr. Burnette – 6,000 shares; Mr. Drye – 1,936 shares; Mr. Hill – 9,746 shares; Mr. Laymon – 2,050 shares; Mr. Marziano – 20,639 shares; Mr. McClamrock – 3,286 shares; Ms. Safrit – 7,948 shares; Mr. Slate – 9,264 shares; Mr. Talbert – 20,114 shares; and all persons included in the group – 93,224 shares. The listed shares also include the following numbers of shares that could be purchased by individuals named and included in the group pursuant to stock options that could be exercised within 60 days following the Record Date and with respect to which shares they may be deemed to have sole investment power: Mr. Anderson – 1,500 shares; Mr. Bailey – 1,500 shares; Mr. Burnette – 1,500 shares; Mr. Drye – 1,500 shares; shares; Mr. Googe – 1,500 shares; Mr. Land – 1,500 shares; Mr. Laymon – 1,500 shares; Mr. Johnson – 3,200 shares; Mr. McClamrock – 1,500 shares; Ms. Safrit – 1,500 shares; Mr. Slate – 1,500 shares; and all persons included in the group – 18,200 shares. Except as otherwise noted above, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all remaining listed shares. Shares listed for certain of the named individuals have been pledged as security for loans to other banks as follows: Mr. Marziano – 89,472 shares.

(2)	Percentages are calculated based on 3,897,174 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares that could be purchased by that individual or by persons included in the group under stock options that could be exercised within 60 days following the Record Date.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, our proxy statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. We currently are not aware of any of our directors or executive officers who, during 2010, failed to report shares beneficially owned or to timely file a required report.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

During March 2009, we became a participant in the Treasury’s TARP Capital Purchase Program (the “CPP”) by selling shares of our Series A Preferred Stock to Treasury. Under rules adopted by Treasury under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, that apply to CCP participants (the “CPP Rules”), financial institutions that participate in the CPP are required to include proposals in their proxy statements for non-binding shareholder votes on the compensation paid to their executive officers. As a result, at the Annual Meeting our Board of Directors will submit such a proposal for voting by our shareholders.

This “say-on-pay” proposal will give our shareholders an opportunity to endorse, or not endorse, the compensation paid or provided to our executive officers, and our executive compensation policies and practices, as described in this proxy statement, by voting on the following resolution:

“Resolved, that the compensation paid or provided to executive officers of Bank of the Carolinas Corporation (“BOC”) and its subsidiary, and BOC’s and its subsidiary’s executive compensation policies and practices, as described in the tabular and narrative compensation disclosures contained in BOC’s proxy statement for its 2011 Annual Meeting, hereby are endorsed and approved.”

The vote by our shareholders will be an advisory vote. As provided in the CPP Rules, it will not be binding on our Board of Directors or Corporate Governance Committee or overrule or affect any previous action or decision by the Board or Committee or any compensation previously paid or awarded. Neither will it obligate the Board or Committee to any particular course of action in the future, nor create or imply any additional duty on the part of the Board or Committee. However, the Board and Corporate Governance Committee will take the voting results on the proposed resolution into account when considering future executive compensation matters. Our shareholders approved a similar say-on-pay proposal at our 2010 Annual Meeting.

Our Executive Compensation Program

Our executive compensation program is administered by the Corporate Governance Committee of our Board of Directors. Each year, the Committee reviews the compensation of each of our executive officers, determines the level of compensation for each officer that it believes is reasonable, and makes recommendations to our Board of Directors regarding salary increases and other forms of compensation for our officers. The Board approves all executive officer salaries and other forms of compensation. Additional information regarding the Committee is contained in this proxy statement under the caption “Corporate Governance Committee.”

In formulating its recommendations, the Committee generally compares our executive officers’ compensation to that of executive officers at other similarly-sized banks and financial institutions. However, the process of making salary changes and approving other forms of compensation is largely subjective. Other than in connection with our annual Management Incentive Compensation Plan (during years when that Plan is in effect), there are no specific measures, criteria or formulae by which the base salaries or other compensation of our executive officers are directly tied to individual performance or our financial and operating performance. In formulating its recommendations, the Committee tries to use its own experience and common sense to determine what it believes is reasonable compensation for each executive officer.

We attempt to pay reasonable base salaries to our executive officers, and, in past years, we have provided opportunities for them to receive additional cash compensation under our Management Incentive Compensation Plan. In years when that Plan is in effect, the amounts of cash awards officers may receive under the Plan are based primarily on the extent to which we achieve goals set by our Board with respect to various measures of corporate financial performance and the officers’ individual performance. If our financial performance does not meet the Board’s minimum expectations, no cash awards are paid under the Plan. Like most financial institutions, our recent financial performance has been negatively affected by the decline in the economy and in real estate values in our banking markets, and increased levels of non-performing loans, loan charge-offs and provisions to our allowance for loan losses. As a result, for 2007, we did not achieve the minimum performance targets and no awards were paid under the Plan, and our Board chose not to implement the Plan at all for 2008, 2009, and 2010.

Our Omnibus Equity Plan was approved by our shareholders in 2007. That Plan provides for the grant of equity-based awards to our officers and employees, including grants of options to buy shares of our common stock, and awards of shares of common stock which may be earned based on continued employment or the achievement of performance goals. Awards under the Plan are intended to (1) align a portion of our officers’ compensation more closely with the interests of our shareholders, and help ensure that officers make decisions with a shareholder’s perspective, and (2) help us retain our officers through the vesting schedules and forfeiture provisions that apply to the awards.

We provide a Section 401(k) defined contribution plan for all our employees and under which we may make contributions to participants’ accounts. However, we do not have a qualified defined benefit pension plan, and we have not entered into any other plans or arrangements to provide additional or supplemental retirement benefits to our executive officers.

Additional information about, and the specific amounts or values, of each form of compensation that we paid or provided to our named executive officers for 2010 and 2009 are included in the tabular and narrative disclosures in this proxy statement under the heading “Executive Compensation.”

Our Board of Directors believes that our executive compensation policies and practices are reasonable, and it recommends that you vote “FOR” Proposal 2.

To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

PROPOSAL 3: RATIFICATION OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

Our Audit Committee has selected our current independent accounting firm, Turlington and Company, L.L.P., to serve as our independent accountants for 2011. The Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants and to approve their compensation and terms of the engagement under which they provide services to us. Our shareholders are not required by our Bylaws or the law to ratify the Committee’s selection. However, we will submit a proposal to ratify the appointment of Turlington and Company, L.L.P., for 2011 for voting by shareholders at the Annual Meeting as a matter of good corporate practice and as a way for shareholders to be heard in the selection process. Representatives of Turlington and Company, L.L.P., are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so. If our shareholders do not ratify the Audit Committee’s selection, the Committee will reconsider its decision, but it could choose to reaffirm its appointment of Turlington and Company, L.L.P. Even if our shareholders vote to ratify the

Committee’s selection, during the year the Committee could choose to appoint different independent accountants at any time if it determines that a change would be in our best interests.

Turlington and Company, L.L.P., served as our independent accountants for 2010 and 2009. It replaced Dixon Hughes Goodman LLP (formerly Dixon Hughes PLLC), which had served as our independent accountants and audited our financial statements for 2008. Our engagement of Dixon Hughes Goodman LLP terminated on April 15, 2009, upon completion of its audit of, and issuance of its report on, our 2008 consolidated financial statements.

In connection with Dixon Hughes Goodman LLP’s audits of our consolidated financial statements as of and for the years ended December 31, 2008 and 2007, and through the date of the Committee’s action dismissing Dixon Hughes Goodman LLP on April 17, 2009, there was no disagreement with Dixon Hughes Goodman LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to Dixon Hughes Goodman LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

Dixon Hughes Goodman LLP’s audit reports on our consolidated financial statements as of and for the years ended December 31, 2008 and 2007, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During 2008 and 2007, and through April 17, 2009, there were no reportable events requiring disclosure pursuant Item 304(a)(1)(v) of Regulation S-K or any consultations with Turlington and Company, L.L.P., of a type requiring disclosure pursuant to Item 304(a)(2) of Regulation S-K.

Our Board of Directors recommends that you vote “FOR” Proposal 3. To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

Services and Fees

Except as described below, under its current procedures our Audit Committee specifically preapproves all audit services and other services provided by our independent accountants. Since it is difficult to determine in advance the exact nature and extent of the tax services or advice we will need during the year, the Committee authorizes our management to obtain tax services from our accountants from time to time during the year up to preapproved aggregate amounts of fees set by the Committee. Requests for services with costs in addition to those amounts would require further Committee approval. The entire Audit Committee generally participates in the preapproval of services. However, in the case of proposals that arise during the year to obtain certain types of non-audit services from our accountants beyond what has been preapproved by the Committee, the Committee delegates authority to its Chairman to preapprove those additional services on behalf of the Committee. Any such action by the Chairman is to be reported to the full Committee at its next regularly scheduled meeting.

As our independent accountants for 2010, Turlington and Company, L.L.P., provided us with various audit and other professional services for which we were billed, or expect to be billed, for fees as further described below. Our Audit Committee considers whether the provision of non-audit services by our independent accounting firm is compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Turlington and Company, L.L.P., during 2010 did not affect its independence.

The following table lists the aggregate amounts of fees paid to Turlington and Company, L.L.P., for audit services for 2010 and 2009 and for other services they provided during 2010 and 2009.

Type of Fees and Description of Services	2010	2009

Audit Fees, including audits of our consolidated financial statements, reviews of our condensed interim consolidated financial statements, and other audit services	$105,000	$85,154

Audit-Related Fees, including amounts paid in connection with audits of the Bank’s 401(k) Plan	56,250	-0-

Tax Fees, including reviews of our federal and state income tax returns, non routine tax consultations	20,100	16,000

All Other Fees	-0-	-0-

PROPOSALS FOR 2012 ANNUAL MEETING

Any proposal of a shareholder, other than a nomination for election as a director, that is intended to be presented for action at the 2012 Annual Meeting must be received by our Corporate Secretary in writing at our address listed below no later than January 25, 2012, to be considered timely received for inclusion in the proxy statement and proxy card that we will distribute in connection with that meeting. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2012 Annual Meeting, but which is not intended to be included in our proxy statement and proxy card, must be received by our Corporate Secretary at the address listed below no later than April 9, 2012, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

Under our Bylaws, at a shareholder meeting at which directors will be elected, nominations for election to our Board of Directors may be made by our Board or by a shareholder of record who is entitled to vote at the meeting if written notice of the shareholder’s nomination has been delivered to our Corporate Secretary at our principal office not later than the close of business on the tenth business day following the date on which notice of the meeting is first given to shareholders.

The required notice of a nomination must include: (1) the name and address of each shareholder who intends to make the nomination and of the person to be nominated; (2) a representation that the shareholder is a holder of record of shares of our common stock entitled to vote at the meeting and that he or she intends to appear in person or by proxy at the meeting to nominate the person named in the notice; (3) a description of all arrangements or understandings between the shareholder and the nominee and any other persons (naming those persons) pursuant to which the nomination is to be made by the shareholder; (4) a representation that each nominee satisfies all qualifications provided by our Bylaws and by applicable statutes and regulations to serve as a director; and (5) the written consent of the nominee to serve as a director if elected. The shareholder also shall provide any other information about each proposed nominee that we reasonably request and which the shareholder can obtain, including information that would be required to be included in a proxy statement filed pursuant to the proxy rules under the Securities Exchange Act of 1934 if the nominee had been nominated by the Board of Directors. Only persons nominated in the manner described in our Bylaws are eligible to be elected as directors at meetings of our shareholders, and the Chairman of a meeting of our shareholders may refuse to acknowledge a nomination that is not made in compliance with the procedures set out in our Bylaws.

The notices described above should be mailed to:

Bank of the Carolinas Corporation Attention: Corporate Secretary 135 Boxwood Village Drive Mocksville, North Carolina 27028

ANNUAL REPORT ON FORM 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file reports and other information under the Act with the Securities and Exchange Commission, including annual reports, quarterly reports and proxy statements. The Bank’s Internet website (www.bankofthecarolinas.com) contains a link to the SEC’s website (www.sec.gov) where you may review information we file electronically with the SEC.

A copy of our 2010 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, accompanies this proxy statement.

INSTRUCTION: Read our proxy statement before you vote by proxy. Then, to ensure that your shares are represented and that a quorum is present at the Annual Meeting, we ask that you appoint the Proxies named below to vote your shares for you, whether or not you plan to attend the meeting. You can do that in either of the two ways described in the instructions on the reverse of this proxy card.

APPOINTMENT OF PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints Stephen R. Talbert, John A. Drye and Grady L. McClamrock, Jr. (the “Proxies”), and any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all shares of the common stock of Bank of the Carolinas Corporation (“BankCorp”) held of record by the undersigned on April 29, 2011, at the Annual Meeting of Shareholders of BankCorp to be held at the Davie County Public Library at 2:00 p.m. EDT on June 23, 2011, and at any adjournments of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1.	ELECTION OF DIRECTORS. Proposal to elect 11 directors of BankCorp.

FOR all nominees listed below (except as indicated otherwise on the line below)

WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees:	Jerry W. Anderson, Alan M. Bailey, William A. Burnette, John A. Drye, John W. Googe, Henry H. Land, Steven G. Laymon, Grady L. McClamrock, Jr., Lynne Scott Safrit, Francis W. Slate, Stephen R. Talbert

Instructions:	To withhold authority to vote for any individual nominee(s), write the nominee’s name(s) on the line below.

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION. Proposal to approve a non-binding, advisory resolution to endorse and approve compensation paid or provided to BankCorp’s executive officers and its executive compensation policies and practices.

FOR AGAINST ABSTAIN

3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS. Proposal to ratify the appointment of Turlington and Company, L.L.P., as BankCorp’s independent accountants for 2011.

FOR AGAINST ABSTAIN

4.	OTHER BUSINESS. On any other matter properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including motions to adjourn, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, those shares may be voted “FOR” the election of each nominee named in Proposal 1 and “FOR” Proposals 2 and 3. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with BankCorp’s Corporate Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Dated: , 2011
Signature

Signature (if held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

VOTING BY PROXY

Read our proxy statement before you vote by proxy. Then, to ensure that your shares are represented at the Annual Meeting, we ask that you appoint the Proxies to vote your shares for you, whether or not you plan to attend the meeting. You can do that in either of the following two ways.

VOTING BY PROXY CARD

You can mark and sign the card on the reverse side of these instructions and fold and return this entire sheet in the enclosed postage-prepaid envelope.

OR

VOTING BY INTERNET

You can go to the Internet website (http://www.bankofthecarolinas.com/proxy). When you are prompted for your “control number,” enter the number printed just above your name at the top of the proxy card and then follow the instructions you will be given. You need not sign and return a proxy card. The authority you will be giving the Proxies is described in the proxy card and in our proxy statement for the Annual Meeting. You should note that you may vote by Internet only until 5:00 p.m. EDT on June 22, 2011, which is the day before the Annual Meeting date. This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.